EXHIBIT 99.3

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NEWS RELEASE
JULY 24, 2015

Media Contact:
Michael A. West Jr.:	203-499-3858

UIL Holdings To Invest In Regional Energy Solution
Stake in Northeast Energy Direct Will Help Relieve New England Gas Pipeline Constraints

NEW HAVEN, CONN. — July 24, 2015 — UIL Holdings Corporation (NYSE: UIL) will invest in a natural gas transmission pipeline project that, when complete, is expected to alleviate capacity constraints in the system that serves New England and the northeast region.

UIL announced its investment in the development of Kinder Morgan’s proposed Northeast Energy Direct (“NED”) natural gas pipeline project, which will extend approximately 188 miles of new transmission pipeline from New York State, through Massachusetts and New Hampshire. The new pipeline is expected to begin commercial operation in 2018.

Under an agreement signed this week, UIL has acquired a 2.5 percent interest (approximately $80 million) in Northeast Expansion LLC.  UIL will also have additional options – under limited circumstances - to increase its equity participation.  Northeast Expansion is the joint venture responsible for development, construction and ownership of the new pipeline, which will be part of Kinder Morgan’s Tennessee Gas Pipeline system.

“We are pleased to have this opportunity to participate in this critical investment in New England’s energy infrastructure,” said James P. Torgerson, UIL’s president and chief executive officer. “The NED project will bring abundant, low-cost and critically needed natural gas supplies to the heart of New England, helping alleviate infrastructure bottlenecks that have resulted in higher energy costs to residents of the New England region.”

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Earlier this year, regional transmission pipeline constraints led one of UIL’s subsidiaries, The Berkshire Gas Company, to impose a moratorium on new natural gas customers in its eastern region. While UIL’s investment in the NED project was not based on Berkshire Gas' expansion of service constraints, the company acknowledged the moratorium would be lifted as a result of this project’s commercial operation.

Public reports have identified natural gas transmission pipeline constraints as a key factor behind wintertime “spikes” in the price of electricity generated at natural gas power plants.

The NED project would supply capacity necessary to help meet New England’s growing residential, commercial and industrial demand for natural gas, while also providing a reliable supply of fuel for power generation.

In March 2015, Kinder Morgan announced multiple “anchor shippers” for the project, including UIL subsidiaries Berkshire Gas, The Southern Connecticut Gas Company and Connecticut Natural Gas Corporation, as well as other natural gas distribution companies.  Currently, Kinder Morgan has executed commitments to transport more than 550,000 dekatherms per day of incremental natural gas supplies.

 “The addition of UIL Holdings as an equity investor further demonstrates the importance and value this project will bring to New England in the years ahead, meeting the energy demand for business and residential customers, and furthering economic growth in the Northeast,” said Kimberly S. Watson, president of  Kinder Morgan’s East Region Natural Gas Pipelines.

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About UIL Holdings Corporation:
Headquartered in New Haven, Connecticut, UIL Holdings Corporation (NYSE:UIL) is a diversified energy delivery company serving more than 725,000 electric and natural gas utility customers in 67 communities across two states, with combined total assets of over $5 billion.

UIL is the parent company of The United Illuminating Company (UI), The Southern Connecticut Gas Company (SCG), Connecticut Natural Gas Corporation (CNG), and The Berkshire Gas Company, each more than 100 years old. UI provides for the transmission and delivery of electricity and other energy related services for Connecticut's Greater New Haven and Bridgeport areas. SCG and CNG are natural gas distribution companies that serve customers in Connecticut, while Berkshire Gas serves natural gas customers in western Massachusetts. UIL employs more than 1,900 people in the New England region.